Exhibit 99.1

Pinnacle Airlines Corp. Announces Second Quarter 2010 Earnings

Company reports Consolidated Earnings per Share of $0.32

MEMPHIS, TN – August 3, 2010 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported second quarter 2010 net income of $5.9 million and fully diluted earnings per share (“EPS”) of $0.32, as compared to net income and EPS for the second quarter of 2009 of $7.3 million and $0.40, respectively, excluding prior year special items.  The Company reported consolidated operating income of $19.8 million in the second quarter of 2010, a decrease of $3.9 million from the second quarter of 2009, excluding prior year special items.  Among other items, the second quarter of 2010 was negatively affected by higher aviation insurance premiums that were the subject of a previously reported dispute with Delta and were not reimbursed totaling $1.7 million ($1.0 million net of related income taxes).  The Company has resolved this dispute with Delta and does not expect to incur any additional future un-reimbursed aviation insurance premiums under its Delta Connection agreements.  Second quarter 2010 pre-tax income was also reduced by a $1.5 million ($1.0 million net of related income taxes) adjustment to the fair value of interest rate options that the Company purchased to hedge interest rates in connection with the Company’s Q400 growth program.

“On behalf of the People of Pinnacle Airlines Corp., I’m pleased to report another quarter of profitability,” said Philip Trenary, the Company’s President and Chief Executive Officer.  “While we are disappointed that income declined slightly from a year ago, we are confident that the steps we are taking now will lead to increased profitability in the future.  I am very proud of the job our People perform for our Customers and Shareholders, and I want to thank each and every one of them for their hard work.”

For the six months ended June 30, 2010, the Company reported net income of $7.6 million and EPS of $0.41.

Recent Significant Events

- The Company acquired Mesaba Aviation, Inc. from Delta Air Lines on July 1, 2010.  Mesaba operates a fleet of 60 Canadair regional jet aircraft and 32 Saab 340B+ turbo-prop aircraft.  With this acquisition, the Company’s consolidated fleet has grown from 190 regional aircraft to 282.  This acquisition will significantly increase the Company’s revenue and operating income, and is expected to result in an increase in net income in the second half of 2010.

- The Company also resolved several commercial issues with Delta Air Lines, including a dispute over the reimbursement of aviation insurance premiums, and an issue related to a rate reset under the Company’s CRJ-200 operating agreement with Delta that was to have taken place in 2006.

- In late July, the Company took delivery of the first of 15 additional Q400 regional aircraft to be placed in service under the Company’s operating agreement with Continental.  The Company expects to take delivery of seven additional Q400 aircraft in 2010, and seven Q400 aircraft in the first half of 2011.

“I want to welcome the People of Mesaba Airlines to the Pinnacle family,” said Phil Trenary.  “Mesaba Airlines has a long history and culture of safe, highly reliable operations.  With the expansion of our regional jet fleet through the acquisition of Mesaba, and the growth of our Q400 fleet, we are laying the foundation for consistent, stable earnings growth in the future.”

Second Quarter 2010 Financial and Operating Results

During the second quarter of 2010, Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s regional jet operating subsidiary, completed 108,371 block hours and 70,483 departures, increases of 2% and 2%, respectively, over the same period in 2009.  Pinnacle’s average utilization of its operating fleet increased by 1%.  Colgan Air, Inc. (“Colgan”), the Company’s regional turboprop operating subsidiary, completed 32,795 block hours and 26,783 departures during the second quarter, decreases of 4% and 3%, respectively, over the same period in 2009.  Colgan operated four fewer Saab 340 aircraft within its pro-rate network during the majority of the second quarter.  Three of these aircraft were rescheduled back into service during June 2010.

The Company recorded consolidated operating revenue during the second quarter of 2010 of $218.7 million, an increase of $7.5 million, or 4%, over the same period in 2009.  Annual rate increases from the Company’s partners, as well as higher reimbursable costs, contributed to the net increase in consolidated operating revenue.

Pinnacle reported second quarter 2010 operating income and an operating margin of $16.8 million and 10.5%, a decrease of $0.2 million and 0.5 points, respectively, from the second quarter of 2009. Operating income decreased slightly due primarily to the $1.7 million of insurance costs that were not reimbursed by Delta.  The un-reimbursed insurance costs were offset by higher revenue from an annual increase in rates under Pinnacle’s operating agreements, and by slightly improved aircraft utilization.  During the first quarter of 2010, Pinnacle recorded an estimate of operating performance penalties under its CRJ-200 agreement with Delta for the first six months of 2010.  Pinnacle’s operating performance improved during the second quarter of 2010, resulting in a $0.5 million reduction of the estimate for operating performance penalties under the CRJ-200 agreement.

Colgan reported operating income and an operating margin of $3.0 million and 5.1%, a decrease of $2.2 million and 4.0 points, respectively, from the second quarter of 2009 (excluding special charges).  Fuel costs associated with Colgan’s pro-rate operations increased by $1.5 million year-over year.  Fuel cost per gallon during the first quarter 2010 was $2.66, up 40% from $1.90 per gallon during the same period in 2009.  In addition, Colgan experienced an increase in salaries, wages and benefits of $1.2 million from lower productivity, higher health care and other benefits costs, and crew training costs for the additional Q400 aircraft to be delivered this year.  These cost increases were partially offset by $1.2 million of additional revenue, from both a small increase under Colgan’s operating agreement with Continental Airlines, and a 10% increase in revenue-per-available-seat-mile in Colgan’s pro-rate markets.

Net nonoperating expense of $10.0 million for the three months ended June 30, 2010 decreased by approximately $2.5 million as compared to the same period in 2009.  The decrease was primarily caused by reduced net interest expense from the net repayment of approximately $230 million of the Company’s debt obligations since July 1, 2009.  The decrease in net interest expense was partially offset by a change in the fair value of interest rate options that are a part of the Company’s hedging program.  The Company is not applying hedge accounting to these interest rate options, and is instead recording adjustments in their fair value each period through the expiration of each option.  The options will expire as the Company’s 15 additional Q400 aircraft are delivered in the second half of 2010 and first half of 2011.

Cash and Cash Equivalents

The Company ended the quarter with $79.0 million in unrestricted cash and cash equivalents.  The Company generated $3.9 million in cash from operating activities during the second quarter of 2010.  Cash flow from operating activities was reduced by the prepayment of approximately $10.0 million of aircraft lease payments on June 30.  In addition, the Company paid $2.0 million to purchase interest rate and fuel options during the second quarter of 2010.

Net cash used in investing activities for the three months ended June 30, 2010 was $5.2 million, primarily for pre-delivery payments for future Q400 aircraft deliveries and other routine capital expenditures.  Net cash used in financing activities for the three months ended June 30, 2010 totaled $11.8 million, primarily for scheduled principal payments on long-term debt obligations.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc.; Colgan Air, Inc.; and Mesaba Aviation, Inc. Pinnacle Airlines, Inc. operates a fleet of 142 regional jets as Delta Connection in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands. Colgan Air, Inc. operates a fleet of 48 regional turboprops as Continental Connection, United Express and US Airways Express in the eastern United States and Canada, Texas and Louisiana. Mesaba Aviation, Inc. operates a fleet of 60 regional jets and 32 jet-prop aircraft as Delta Connection in the United States and Canada. The corporate headquarters is located in Memphis, Tenn. Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, Memphis, Minneapolis and Salt Lake City.  For further information about the Company, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2010, which will soon be filed with the SEC.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), including Colgan’s operating income, Colgan’s operating margin, the Company's operating income, operating margin, nonoperating expense, pre-tax income, net income and diluted EPS for the three and six months ended June 30, 2009, excluding special charges related to the excess of property insurance proceeds over cost basis of aircraft, ineffective portion of cash flow hedge, reversal of income tax reserves and related accrued interest, net investment loss, and the gain on debt extinguishment. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP. The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.
###

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,
	2010	2009

Operating revenues
Regional airline services	$214,844	$209,212
Other	3,876	2,051
Total operating revenues	218,720	211,263
Operating expenses
Salaries, wages and benefits	57,750	55,757
Aircraft rentals	30,004	30,094
Ground handling services	22,921	22,196
Aircraft maintenance, materials and repairs	27,044	26,333
Other rentals and landing fees	17,411	17,925
Aircraft fuel	6,727	5,254
Commissions and passenger related expense	5,194	5,227
Depreciation and amortization	8,793	8,782
Other	23,107	17,512
Total operating expenses	198,951	189,080
Operating income	19,769	22,183

Operating income as a percentage of operating revenues	9.0%	10.5%
Nonoperating (expense) income
Interest expense, net	(8,810)	(12,171)
Miscellaneous expense, net	(1,231)	(346)
Total nonoperating expense	(10,041)	(12,517)
Income before income taxes	9,728	9,666
Income tax expense	(3,841)	(3,673)
Net income	$5,887	$5,993

Basic and diluted earnings per share	$0.32	$0.33

Shares used in computing basic earnings per share	18,137	17,970
Shares used in computing diluted earnings per share	18,449	17,979

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Six Months Ended June 30,
	2010	2009

Operating revenues
Regional airline services	$420,333	$415,136
Other	6,467	3,949
Total operating revenues	426,800	419,085
Operating expenses
Salaries, wages and benefits	115,178	112,597
Aircraft rentals	60,055	60,586
Ground handling services	47,763	48,658
Aircraft maintenance, materials and repairs	53,616	51,469
Other rentals and landing fees	33,323	36,328
Aircraft fuel	12,420	9,771
Commissions and passenger related expense	9,624	10,054
Depreciation and amortization	17,634	17,363
Other	44,722	33,141
Total operating expenses	394,335	379,967
Operating income	32,465	39,118

Operating income as a percentage of operating revenues	7.6%	9.3%
Nonoperating (expense) income
Interest expense, net	(18,601)	(21,058)
Miscellaneous (expense) income, net	(1,279)	55
Total nonoperating expense	(19,880)	(21,003)
Income before income taxes	12,585	18,115
Income tax (expense) benefit	(5,006)	6,721
Net income	$7,579	$24,836

Basic earnings per share	$0.42	$1.38
Diluted earnings per share	$0.41	$1.38

Shares used in computing basic earnings per share	18,112	17,968
Shares used in computing diluted earnings per share	18,454	17,974

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2010	December 31, 2009
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$79,010	$91,574
Restricted cash	3,115	3,115
Receivables, net	34,779	34,518
Spare parts and supplies, net	20,848	19,472
Prepaid expenses and other assets	16,022	3,508
Assets held for sale	-	1,255
Deferred income taxes, net of allowance	10,111	10,406
Income taxes receivable	1,886	40,803
Total current assets	165,771	204,651
Property and equipment
Flight equipment	756,917	755,236
Aircraft pre-delivery payments	37,848	12,049
Other property and equipment	49,970	48,710
Less accumulated depreciation	(103,838)	(86,501)
Net property and equipment	740,897	729,494

Investments	2,587	2,723
Debt issuance costs, net	4,214	3,561
Goodwill	18,422	18,422
Intangible assets, net	11,590	12,586
Other assets, primarily insurance receivables	320,221	317,659
Total assets	$1,263,702	$1,289,096

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$36,607	$36,085
Senior convertible notes	-	30,596
Pre-delivery payment facility	27,393	2,027
Accounts payable	26,896	23,982
Deferred revenue	24,363	24,363
Accrued expenses and other current liabilities	61,022	60,610
Total current liabilities	176,281	177,663
Noncurrent pre-delivery payment facility	-	4,910
Long-term debt, less current maturities	500,771	519,234
Deferred revenue, net of current portion	166,273	177,711
Deferred income taxes	17,782	13,532
Other liabilities	290,479	293,809

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value; 40,000,000 shares authorized; 23,065,179 and 22,786,743 shares issued, respectively	231	228
Treasury stock, at cost, 4,493,327 and 4,450,092 shares, respectively	(68,479)	(68,152)
Additional paid-in capital	123,185	121,513
Accumulated other comprehensive loss	(13,479)	(14,431)
Retained earnings	70,658	63,079
Total stockholders’ equity	112,116	102,237
Total liabilities and stockholders’ equity	$1,263,702	$1,289,096

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)

	Six Months Ended June 30,
	2010	2009

Cash provided by operating activities	$44,819	$62,752
Cash (used in) provided by investing activities	(6,727)	3,728
Cash used in financing activities	(50,656)	(41,740)
Net (decrease) increase in cash and cash equivalents	(12,564)	24,740
Cash and cash equivalents at beginning of period	91,574	69,469
Cash and cash equivalents at end of period	$79,010	$94,209

Pinnacle Airlines Corp.
Pinnacle Operating Statistics (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change

Other Data:
Revenue passengers (in thousands)	2,721	2,778	(2)%	5,176	5,163	0%
Revenue passenger miles (“RPMs”) (in thousands)	1,169,388	1,211,030	(3)%	2,229,741	2,301,384	(3)%
Available seat miles (“ASMs”) (in thousands)	1,545,867	1,548,790	(0)%	3,006,041	3,129,301	(4)%
Passenger load factor	75.6%	78.2%	(2.6) pts.	74.2%	73.5%	0.7 pts.
Operating revenue per ASM (in cents)	10.41	9.98	4%	10.63	9.90	7%
Operating cost per ASM (in cents)	9.32	8.88	5%	9.58	8.92	7%
Operating revenue per block hour	$1,484	$1,452	2%	$1,499	$1,437	4%
Operating cost per block hour	$1,329	$1,292	3%	$1,351	$1,294	4%
Block hours	108,371	106,475	2%	213,138	215,715	(1)%
Departures	70,483	68,826	2%	137,058	135,456	1%
Average daily utilization (block hours)	8.39	8.29	1%	8.29	8.38	(1)%
Average stage length (miles)	420	427	(2)%	420	439	(4)%

Number of operating aircraft (end of period)
CRJ-200	126	124	2%
CRJ-900	16	16	0%
Employees (end of period)	3,694	4,060	(9)%

Pinnacle Airlines Corp.
Colgan Operating Statistics (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Pro-rate Agreements:
Revenue passengers (in thousands)	301	305	(1)%	532	553	(4)%
RPMs (in thousands)	51,554	53,010	(3)%	90,904	95,614	(5)%
ASMs (in thousands)	104,764	114,768	(9)%	199,515	225,791	(12)%
Passenger load factor	49.2%	46.2%	3.0 pts.	45.6%	42.3%	3.3 pts.
Passenger yield (in cents)	75.59	73.02	4%	78.23	76.03	3%
Operating revenue per ASM (in cents)	37.20	33.73	10%	35.64	32.20	11%
Operating revenue per block hour	$1,857	$1,720	8%	$1,766	$1,627	9%
Block hours	20,986	22,507	(7)%	40,269	44,683	(10)%
Departures	18,844	20,018	(6)%	35,905	39,638	(9)%
Fuel consumption (in thousands of gallons)	2,530	2,772	(9)%	4,901	5,404	(9)%
Average price per gallon	$2.66	$1.90	40%	$2.53	$1.81	40%
Average fare	$129	$127	2%	$134	$131	2%

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Capacity Purchase Agreements:
Revenue passengers (in thousands)	410	405	1%	734	734	0%
RPMs (in thousands)	124,271	113,096	10%	218,521	202,801	8%
ASMs (in thousands)	173,319	157,299	10%	319,228	306,763	4%
Passenger load factor	71.7%	71.9%	(0.2) pts.	68.5%	66.1%	2.4 pts.
Operating revenue per ASM (in cents)	10.83	11.41	(5)%	11.29	11.85	(5)%
Operating revenue per block hour	$1,590	$1,531	4%	$1,604	$1,550	3%
Block hours	11,809	11,726	1%	22,477	23,461	(4)%
Departures	7,939	7,666	4%	14,966	15,134	(1)%

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009	Change	2010	2009	Change
Total Colgan:
Block hours	32,795		34,233	(4)%	62,746	68,144	(8)%
Departures	26,783		27,684	(3)%	50,871	54,772	(7)%
ASMs (in thousands)	278,083		272,067	2%	518,743	532,554	(3)%
Total operating cost per ASM (in cents)	19.75		18.94	4%	20.50	18.95	8%
Total operating cost per block hour	$1,674		$1,505	11%	$1,695	$1,481	14%

Average daily utilization (block hours)	7.59		7.84	(3)%	7.24	7.72	(6)%
Average stage length (miles)	229		221	4%	226	219	(3)%
Number of operating aircraft (end of period)
Saab 340	34	(1)	34	0%
Q400	14		14	0%
Employees	1,408		1,334	6%

(1)
Four of the Saab 340 aircraft operating as US Airways Express were temporarily removed from scheduled service during the three months ended March 31, 2010.  Three of these aircraft were rescheduled into service during June 2010.

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,
	2010	2009	% Increase (Decrease)
Colgan operating (loss) income:
Colgan operating (loss) income in accordance with GAAP	$2,955	$5,188	(43)%
Add: Aircraft retirement charges	-	1,533	N/A
Colgan non-GAAP operating (loss) income	$2,955	$6,721	(56)%

Colgan operating margin:
Colgan operating margin in accordance with GAAP	5.1%	9.1%	(4.0) pts.
Add: Aircraft retirement charges	-	2.7%	N/A
Colgan non-GAAP operating margin	5.1%	11.8%	(6.7) pts.

Consolidated operating income:
Operating income in accordance with GAAP	$19,769	$22,183	(11)%
Add: Aircraft retirement charges	-	1,533	N/A
Non-GAAP operating income	$19,769	$23,716	(17)%

Consolidated operating margin
Operating margin in accordance with GAAP	9.0%	10.5%	(1.5) pts.
Add: Aircraft retirement charges	-	0.7%	N/A
Non-GAAP operating margin	9.0%	11.2%	(2.2) pts.

Consolidated nonoperating expense:
Nonoperating expense in accordance with GAAP	$(10,041)	$(12,517)	(20)%
Add: Ineffective portion of interest rate hedge	-	-	N/A
Deduct: Reversal of interest on income tax reserves	-	-	N/A
Deduct: Gain on repurchase of senior convertible notes	-	-	N/A
Non-GAAP nonoperating expense	$(10,041)	$(12,517)	(20)%

Consolidated income before income taxes:
Income before income taxes in accordance with GAAP	$9,728	$9,666	1%
Add: Aircraft retirement charges	-	1,533	N/A
Add: Net investment loss	-	334	N/A
Non-GAAP income before income taxes	$9,728	$11,533	(16)%

Net income:
Net income in accordance with GAAP	$5,887	$5,993	(2)%
Add: Aircraft retirement charges	-	943	N/A
Add: Net investment loss	-	320	N/A
Non-GAAP net income	$5,887	$7,256	(19)%

Diluted EPS:
Diluted EPS in accordance with GAAP	$0.32	$0.33	(3)%
Add: Aircraft retirement charges	-	0.05	N/A
Add: Net investment loss	-	0.02	N/A
Non-GAAP diluted earnings per share	$0.32	$0.40	(20)%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Six Months Ended June 30,
	2010	2009	% Increase (Decrease)
Colgan operating (loss) income:
Colgan operating (loss) income in accordance with GAAP	$988	$8,222	(88)%
Add: Aircraft retirement charges	-	1,980	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft	-	(835)	N/A
Colgan non-GAAP operating (loss) income	$988	$9,367	(89)%

Colgan operating margin:
Colgan operating margin in accordance with GAAP	0.9%	7.5%	(6.6) pts.
Add: Aircraft retirement charges	-	0.5%	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft	-	(0.2)%	N/A
Colgan non-GAAP operating margin	0.9%	7.8%	(6.9) pts.

Consolidated operating income:
Operating income in accordance with GAAP	$32,465	$39,118	(17)%
Add: Aircraft retirement charges	-	1,980	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft	-	(835)	N/A
Non-GAAP operating income	$32,465	$40,263	(19)%

Consolidated operating margin
Operating margin in accordance with GAAP	7.6%	9.3%	(1.7) pts.
Add: Aircraft retirement charges	-	0.5%	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft	-	(0.2)%	N/A
Non-GAAP operating margin	7.6%	9.6%	(2.0) pts.

Consolidated nonoperating expense:
Nonoperating expense in accordance with GAAP	$(19,880)	$(21,003)	(5)%
Add: Ineffective portion of interest rate hedge	-	1,424	N/A
Add: Net investment loss	-	289	N/A
Deduct: Reversal of interest on income tax reserves	-	(2,926)	N/A
Deduct: Gain on repurchase of senior convertible notes	-	(1,857)	N/A
Non-GAAP nonoperating expense	$(19,880)	$(24,073)	(17)%

Consolidated income before income taxes:
Income before income taxes in accordance with GAAP	$12,585	$18,115	(31)%
Add: Aircraft retirement charges		1,980	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft	-	(835)	N/A
Add: Net investment loss		289	N/A
Add: Ineffective portion of interest rate hedge	-	1,424	N/A
Deduct: Reversal of interest on income tax reserves	-	(2,926)	N/A
Deduct: Gain on repurchase of senior convertible notes	-	(1,857)	N/A
Non-GAAP income before income taxes	$12,585	$16,190	(22)%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Six Months Ended June 30,
	2010	2009	% Increase (Decrease)
Net income:
Net income in accordance with GAAP	$7,579	$24,836	(69)%
Add: Aircraft retirement charges, net of tax		1,218	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft, net of tax	-	(514)	N/A
Add: Net investment loss, net of tax	-	277	N/A
Add: Ineffective portion of interest rate hedge, net of tax	-	876	N/A
Deduct: Reversal of interest on income tax reserves, net of tax	-	(1,842)	N/A
Deduct: Gain on repurchase of senior convertible notes, net of tax	-	(1,118)	N/A
Deduct: IRS settlement		(13,552)	N/A
Non-GAAP net income	$7,579	$10,181	(26)%

Diluted EPS:
Diluted EPS in accordance with GAAP	$0.41	$1.38	(70)%
Add: Aircraft retirement charges, net of tax	-	0.07	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft, net of tax	-	(0.03)	N/A
Add: Net investment loss, net of tax	-	0.02	N/A
Add: Ineffective portion of interest rate hedge, net of tax	-	0.05	N/A
Deduct: Reversal of interest on income tax reserves, net of tax	-	(0.10)	N/A
Deduct: Gain on repurchase of senior convertible notes, net of tax	-	(0.06)	N/A
Deduct: IRS settlement	-	(0.75)	N/A
Non-GAAP diluted earnings per share	$0.41	$0.58	(29)%